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Paul B. Lazovick
Director of Investor Relations
609-896-7615

FOR IMMEDIATE RELEASE




IMO COMPLETES SALE OF TURBOMACHINERY OPERATIONS

LAWRENCEVILLE, NJ, January 17, 1995 - Imo Industries Inc. (NYSE-IMD) today announced that it has completed the sale of its Delaval Turbine and Turbocare Divisions and its 50% interest in Delaval-Stork, a Dutch joint venture, to Mannesmann Demag for $124 million. A portion of the proceeds have been used by Imo to pay off its domestic bank loans.

Donald K. Farrar, Imo's chairman and chief executive officer, said, "This sale and the associated payment of debt accomplishes a major part of Imo's previously announced asset divestiture and debt reduction program. As a result, the Company's balance sheet and liquidity are substantially improved. We intend to take advantage of the opportunity to make strategic investments in Imo, designed to enhance its future growth potential."

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